Exhibit 23
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements No. 33-29316, 33-48453, 333-81249, 33-35319, 33-56692, 333-11049, 333-63126, 333-117330, 333-126701, and 333-141052, each on Form S-8, and Registration Statement No. 333-129988 on Form S-3 of Sandy Spring Bancorp, Inc. of our reports, dated March 5, 2007, relating to our audits of the consolidated financial statements and internal controls over financial reporting, which appear in this Annual Report on Form 10-K of Sandy Spring Bancorp, Inc. for the year ended December 31, 2006.
/s/ McGladrey & Pullen, LLP
Frederick, Maryland
March 5, 2007